SHARE PURCHASE AGREEMENT

For the Acquisition of Shares

of

KAMERA CONTENT AB

Between

KIT DIGITAL, INC.

and

MAJORITY SHAREHOLDERS OF KAMERA CONTENT AB

Schedules
Schedule 1: The Company
Schedule 2: The Properties
Schedule 3: Warranties
Schedule 4: Obligations of Company or Vendors’ Group
Schedule 5: Completion
Schedule 6: Limitations on Liability
Schedule 7: Retained Employees
Schedule 8: Disclosure Letter
Schedule 9: Accession Agreement
Schedule 10: Existing Clients and Revenue per 1 April 2008
Schedule 11: Purchasers Due Diligence Reports

Appendix A: Form Written Resignations of Directors
Appendix B: Form Employment Agreements for Key Personnel
Appendix C: Power of Attorney to Purchasers

THIS AGREEMENT is dated May 19, 2008

PARTIES

(1)	The Majority Shareholders of the Company, being the persons listed in Schedule 1, Part B of this Agreement (hereinafter “Vendors”); and

(2)
ROO GROUP, INC. D/B/A KIT DIGITAL, INC., a Delaware USA corporation duly incorporated under the laws of Delaware, USA and having its principal place of business at 228 East 45th Street, New York, 10017 USA, or such other of its Affiliates from time to time as it may nominate pursuant to Clause 13.2 (the “Purchaser”).

The Parties above are hereinafter jointly referred to as the “Parties” or individually as a “Party”.

BACKGROUND

(A)
The Vendors are the legal and beneficial owners of 71.12 % of the issued share capital of Kamera Content AB, Swedish reg no 556666-2135, with current registered address at Drottninggatan 92-94, 111 36 Stockholm, Sweden (the “Company”), further details of which are set out in Schedule 1.

(B)
The Vendors have agreed to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares for the Purchase Price and upon and subject to the terms and conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1
In this Agreement the following words and expressions have the meanings set opposite them (for avoidance of doubt, other words and expressions are defined directly elsewhere in this Agreement in quotation marks):

Accounting Standards: means Swedish Generally Accepted Accounting Principles (GAAP) complemented by the accounting rules used by the Company;

Accounts Date: means 31 December 2007;

Accession Agreement: means the accession agreements to this Agreement, entered into by Minority Shareholders on or prior to Completion, and enclosed hereto as Schedule 9;

Adjusted Purchase Price: means the price paid for the Sale Shares less any adjustments to the Purchase Price made in accordance with Clause 3.3;

Affiliate: means in relation to any body corporate or its successors, any holding company or subsidiary of such body corporate or its successors, or any subsidiary of a holding company of such body corporate or its successors;

Agreed Form: means initialed by or on behalf of the Parties for the purposes of identification;

Agreement: means this Agreement including the Schedules attached hereto;

Accounts: means the balance sheet of the Company made up as at the Accounts Date and the profit and loss account of the Company in respect of the financial year ended on the Accounts Date including, in each case, the notes thereto and the directors' report and auditor's report;

Business: means the business of the Company as conducted at the date hereof i.e. the development, operation and sale of content for mobile and online distribution;

Business Day: means a day (other than a Saturday or Sunday) when banks are open for business in New York and in Stockholm;

Claim: means any bona fide claim by the Purchaser arising under the Warranties with the exception of any Claim in respect of Tax;

Claim in respect of Tax: means any claim under or in connection with or pursuant to the Tax Warranties;

Claim Notice: is defined in Schedule 6, Paragraph 2.1;

Companies Acts: means the Swedish Companies Act (Sw. aktiebolagslagen);

Completion: means that the conditions set out in clause 4.1 and the completions requirements set out in Part A, Schedule 5 have been met (the “Completion Conditions”);

Completion Date: means the date of Completion;

Confidential Information: is defined in Clause 7.1 (d);

Content Distribution Agreement (also referred to as “CDA”): means the agreement entered between Kamera and ROO Group Inc, dated 14 March 2008;

Current Assets: means the sum of the following items as per 18 May, 2008: cash and cash equivalents, accounts receivable, inventory, marketable securities, prepaid expenses, and any and all other assets that could be converted to cash in less than one year.

Current Liabilities: means the sum of the following items as per 18 May, 2008: accounts payable, accrued expenses, income tax payable, short-term notes payable and portion of long-term debt payable this should include the specific debt items (including the CDA outstanding).

Disclosed: means fairly disclosed by the Disclosure Documents and/or by the general disclosures and specific disclosures referred to in the Disclosure Letter and/or otherwise in this Agreement and "disclosure" or "disclosed" shall be construed accordingly;

Disclosure Documents: means the Disclosure Letter (including the documents annexed thereto) and the contents of the Purchaser’s Due Diligence Reports;

Disclosure Letter: means the letter set out in Schedule 8;

Employees: means the individuals who are employed by the Company, details of whom are given in or annexed to the Disclosure Letter;

Environment: means any air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water);

Environmental Law: means all Swedish laws at the date hereof which have as a purpose or effect the protection of the Environment including regulations, directives, codes of practice and guidance notes which are of mandatory effect imposed by any relevant authority so far as they relate to the Environment;

Existing Clients: means the Clients and the corresponding revenue (turnover) from each client/customer as set out in Schedule 10;

Hazardous Substances: means any material or substance which alone or in combination with others is capable of causing harm to man or any other living organism or the Environment.

Health and Safety Laws: means all Swedish laws at the date hereof concerning the health and safety of those who work for the Company, visit the Properties or are in any way affected by the activities of the Company or by persons working for the Company;

Intellectual Property: means Swedish patents, know-how, registered and unregistered trade marks and service marks (including any trade, brand or business names), domain names, registered designs, design rights, utility models, copyright (including all such rights in computer software), database rights and all rights under licenses and consents in relation to such things and all rights or forms of protection of a similar nature or having equivalent effect;

IT Contracts: means all contracts entered into by the Company for supply or maintenance of, or provision of services relating to, the IT System;

IT System: means material computer systems, communication systems, software, hardware and data owned, firmware, middleware, screens, terminals, peripherals, cabling and other material prepared electronic equipment used by or licensed to the Company;

Key Personnel: means Ola Scholander, Henrik Eklund and Dan Willstrand;

KIT Shares: means common shares in ROO Group, Inc. or its successor by purchase, sale or merger;

Listed Intellectual Property Agreements: means the agreements or arrangements relating (wholly or partly) to Intellectual Property, the details of which are set out in the Disclosure Letter;

Majority Shareholders: means the persons listed in Schedule 1, Part B of this Agreement;

Minority Shareholders: means the persons listed in Schedule 1, Part C of this Agreement;

Properties: means the properties of which short particulars are set out in Schedule 2 and the property leases in the Subsidiaries;

Purchase Price: means the sum specified in Clause 3.1;

Purchaser’s Due Diligence Reports: means the report prepared by the Purchaser and attached hereto as Schedule 11;

Purchaser's Group: means the Purchaser, its subsidiaries, Affiliates and successors;

Purchaser's Lawyers: means Motei & Associates of P.O. Box 112888, Dubai, United Arab Emirates and Hellström Advokatbyrå KB of P.O. Box 7305, 103 90 Stockholm Sweden;

Purchaser’s Mobile Business: means the combination of the Company’s and the Purchaser’s net revenue that relate to mobile operators including, but not limited to, the ingestion of content, the transcoding and encoding of content and the distribution of content in the mobile operator context;

Restricted Businesses: as defined in Clause 7.1(a);

Sale Shares: means the actual number of issued ordinary Shares acquired by the Purchaser at Completion;

Shares: means 100 % of the issued ordinary shares, being 2,267,000 of SEK 0.10 each in the capital of the Company;

Shareholder: means a holder of all or part of the Shares in the Company~~.~~;

Signing Date: means the date when all Parties have signed this Agreement.

Source Code: means the source code for the core software components in the Kamera One production platform and all ancillary and derivative rights associated therewith;

Tax Act: means the Swedish Income Tax Act (Sw. inkomstskattelagen);

Taxation or Tax: means any applicable tax;

Tax Warranties: means the warranties set out in Paragraphs 34-37 of Schedule 3;

Taxation Authority: means the Swedish Tax Agency (Sw. Skatteverket) and any other Swedish governmental or other person whatsoever competent to enforce or collect any Taxation whether in Sweden or elsewhere;

Third Party Claim: is defined in Schedule 6; Paragraph 3.1;

VAT: means value added tax;

Vendors’ Group: means the Vendors and their Affiliates;

Vendors’ Group Obligations: means as set out in Schedule 4, Part C;

Vendors’ Lawyers: means any lawyer of Wistrand Advokatbyrå, Box 7543, SE-103 93 Stockholm, Sweden;

Warranties: means the Warranties set out in Schedule 3;

Working Capital: means the Current Assets less the Current Liabilities of the Company determined in accordance with the Accounting Standards;

"In the agreed terms" or "in the agreed form": means in the form agreed between the Parties and signed for the purposes of identification by or on behalf of each Party.

1.2	The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3
Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships in each case whether or not having a separate legal personality.

1.4
References to recitals, schedules and clauses are to recitals and schedules to and clauses of this Agreement unless otherwise specified and references within a schedule to paragraphs are to paragraphs of that schedule unless otherwise specified.

1.5
References in this Agreement to any statute, statutory provision, or treaty include a reference to that statute, statutory provision, or treaty as operative only at the date of this Agreement and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, or treaty.

1.6	Any reference to “writing” or “written” includes faxes and any non-transitory form of visible reproduction of words, excluding e-mails.

2.	SALE AND PURCHASE

2.1	Conditions Precedent

This Agreement shall be conditional upon the execution of this Agreement by not less than 91% of the Shareholders of the Company, consisting of the Majority Shareholders and the first 3 Minority Sellers listed in Schedule 1, Part B and C.

2.2	Obligation to sell and purchase

Subject to the terms of this Agreement, the Vendors as legal and beneficial owners shall sell and the Purchaser shall purchase the Sale Shares free from all charges, liens, encumbrances, equities and claims whatsoever and together with all rights attached to them at the date of this Agreement.

3.	CONSIDERATION

3.1	The Purchase Price for the Shares shall be:

(a)
The sum of United States Dollars Four Million Five Hundred Thousand (US$ 4,500,000.00) payable at Completion (for the avoidance of doubt adjustments shall be made according to Clause 3.3 (a-b), i. e., the US$ 300,000.00 CDA deduction plus accrued interest, cf. Schedule 4, Part C, is to be deducted according to Clause 3.3 (c) and the Deposit is to be deducted, making the net amount US$ 3,700,000.00) (the “Cash Consideration”) ; and

(b)	KIT Shares issued on the following basis (the “Stock Consideration”):

(i)
US$ 1,500,000 equivalent in KIT Shares, number determined based on the ten (10) day trailing weighted average market trading price six (6) months from Completion, issued six (6) months from Completion;

(ii)
US$ 1,500,000 equivalent in KIT Shares, number determined based on the twenty (20) day trailing weighted average market trading price thirteen (13) months from Completion, issued thirteen (13) months from Completion; and

(iii)
Subject to Clause 3.2, US$ 3,000,000 equivalent in KIT Shares, number determined based on the twenty (20) day trailing weighted average market trading price twenty-one (21) months from Completion, issued twenty-one (21) months from Completion.

(c)	Notwithstanding Clause 3.1(b), the Purchaser shall have the right in its sole discretion to substitute payment in cash as an alternative to the issuance of the KIT Shares.

(d)
If the KIT Shares cease to be listed on a recognized stock exchange (for avoidance of doubt, the NASDAQ OTC market shall constitute a recognized stock exchange), all payments under (i) – (iii) still outstanding at such time shall be paid in cash instead of in KIT Shares.

The Adjusted Purchase Price shall be allocated between the Vendors as set out in Schedule 1.

3.2	The issuance of KIT Shares under Clause 3.1(b)(iii) is subject to meeting certain criteria as described as follows:

(a)
The Parties have determined that the employees staff listed in Schedule 7 shall be retained in the continuing operation at least to following extent; a minimum 75% of the employees in question shall be retained during 12 months from the Completion Date and a minimum of 65% of these employees be retained during 21 months from Completion. The Key Personnel will be retained in the employment of the Company for a period of 21 months from Completion. Any termination by the Company of the employment of a Key Personnel shall not mean that this criteria has not been met, unless the termination qualifies as a termination based on personal reasons according to the Swedish Employment Protection Act (Sw. personliga skäl enligt lagen om anställningsskydd);

(b)
Clients must be retained in any ongoing operations and 80% of Existing Clients as of 1 April 2008 must continue as clients through 31 March 2009 AND revenue from these clients must have grown during that 12 month period by more than 10%. However, if revenue growth is more than 10% from Existing Clients as of 1 April 2008 in the 12 months ending 31 March 2009 a correspondingly (number of percentage units by which revenue growth exceeds 10%) lower percentage of client retention is acceptable provided that the client retention is not below 60%. The Parties agree that the goal of this Clause is to generate revenue growth from Existing Clients and to ensure against revenue concentration amongst a small number of clients.

(c)
Clients must be retained in any ongoing operations and 70% of Existing Clients as of 1 April 2009 must continue as clients through 31 December 2009 AND revenue from these clients must have grown during that 9 month period by more than 8%. However, if revenue growth is more than 8% from Existing Clients as of 1 April 2009 in the 9 months ended 31 December 2009 a correspondingly (number of percentage units by which revenue growth exceeds 8%) lower percentage of client retention is acceptable provided that the client retention is not below 50%.The parties agree that the goal of this clause is to generate revenue growth from ongoing clients and to ensure against revenue concentration amongst a small number of clients.

(d)
The revenue generated through the Purchaser’s Mobile Business during the 12 months period as from 1 June 2007 up to and including 31 May 2008, which shall be determined prior to Completion, currently reported at SEK _______________ for the Company and SEK 0 for Purchaser, must be at least maintained in the period of twelve months as from 1 June 2008 up to and including 31 May 2009 and increased by 10% in the period of nine months as from 1 June 2009 up to and including 28 February 2010.

3.3	Adjustments to Purchase Price

(a)	The Purchase Price shall be adjusted to reflect the actual number of Shares purchased by the Purchaser at Completion (the “Sale Shares”).

(b)
The portion of the Purchase Price payable pursuant to Clause 3.1(a) is subject to the Company’s Working Capital being neutral at 18 May 2008. In the event of the Working Capital being above zero (-0-) on that date, the Purchaser will immediately compensate the Vendors in cash on a dollar for dollar basis, and in the event of the Working Capital being below zero (-0-) on that date, the Vendors will immediately compensate the Purchaser in cash on a dollar for dollar basis. Any deviations in the Working Capital will be agreed between the Parties based on the balance sheet as per 18 May 2008, to be prepared by the Purchaser. If the Parties have not agreed on the final Working Capital by the Completion Date, either Party may refer the settlement of the Working Capital as of Completion to a single arbitrator with PWC, paid for by the Parties jointly. The arbitrator will deliver the final amount of the Working Capital calculated in accordance with this Agreement, within one month from his appointment. The decision of the arbitrator shall be final and conclusive, and the Parties shall not be entitled to refer the decision to arbitration according to Clause 22 of this Agreement. The Parties shall use best efforts to establish the possible deviations in the Working Capital before Completion and such deviations shall in such case be deducted in cash or added in cash to the Purchase Price. Should the deviations not have been established before Completion, then payment of the deviation shall be made by the relevant Party in cash promptly after the deviation has been established.

(c)	The portion of the Purchase Price payable pursuant to Clause 3.1(a) will furthermore be reduced by any indebtedness of the Company at Completion in relation to:

(i)	Almi Loan as set out in Schedule 4, Part B; and

(ii)	Shareholder loans of the Company of which there are three (3) as set out in Schedule 4, Part A, and

(iii)	Vendors’ Group Obligations as set out in Schedule 4, Part C.

Consequently, only item (iii) above shall hereby be deducted from the Cash Consideration payable to the Vendors’ Lawyer’s Client Account, whereas the items (i) and (ii) above (which are also payable to the Vendors’ Lawyer’s Client Account) are instead to be deducted from the Purchase Price. The amount of the indebtedness shall be determined as per 18 May 2008 finally at Completion based on the terms of the relevant agreements. Any dispute in relation to such final determination will be settled as set out in b) above.

(d)
During the period from Signing Date and until 21 months after Completion, the Purchaser shall, subject to the restrictions and responsibilities set out in 4.7 (c) be entitled to manage the Company provided that any decisions or acts taken or made by the Purchaser which negatively impact the criteria set out in Clause 3.2 shall not result in the adjustment of KIT Shares to be issued, provided that Key Personnel has advised the Purchaser in writing that the decisions or acts taken or made will negatively impact the criteria to be achieved.

(e)
Any payment made by the Vendors in respect of a breach of this Agreement or arising under or pursuant to this Agreement shall be and shall be deemed to be pro tanto a reduction in the Purchase Price paid for the Shares under this Agreement.

3.4	Payment

(a)	Upon Completion the Purchaser shall make the total payment as defined in Clause 3.1 (a) above (i.e. subject to Clause 3.3 but not including Clause 3.1 (b-d)).

(b)
The Purchaser’s obligation to pay the Cash Consideration shall be deemed to have been fulfilled on payment: (i) of the Escrow Amount (as defined under Clause 3.5 below) to the escrow agent; and (ii) of the Cash Consideration, less the Escrow Amount and other applicable adjustments elsewhere disclosed, to the Vendors' Lawyers' Client Account.

3.5	Escrow

(a)
At Completion, the sum of SEK 900,000 (the “Escrow Amount”) from the Adjusted Purchase Price shall be deposited by the Purchaser with an escrow agent, appointed by the Parties for the purpose of covering any costs associated with legal proceedings due to a request from (i) the Minority Shareholders that the Majority Shareholders purchase the Shares of the Minority Shareholders; or (ii) the Purchaser to buy-out the Shares of the Minority Shareholders. The Escrow Amount shall be held by the agent until the earlier of:

(i)	all Minority Shareholders have agreed to transfer the Shares to the Purchaser; or

(ii)	twelve (12) months after Completion; or

(iii)	all claims or actions related to the acquisition of the Shares of the Minority Shareholders have been finally resolved at which time the Escrow Amount, less any costs associated with the legal proceedings set forth in 3.5(a) (i)-(iii) above, shall be released to the Vendors.

3.6	Issuance of Stock Consideration

(a)
The KIT Shares shall be withheld (i) for purposes of indemnifying the Purchaser for any claims or breaches in respect of the Warranties set out in Schedule 3 for a period of 12 months after Completion; and (ii) against the obligation of the Company to achieve the criteria set out in Clause 3.2.

(b)	For the purpose of the Clause 3.6(a) above, the KIT Shares will be released as detailed below:

(i)
upon vesting of the KIT Shares as provided in Clause 3.1(b) (i) (the “First Vesting Date”), any claim or breach that occurs prior to the First Vesting Date shall first be deducted on a dollar-for-dollar basis wherein the value of the stock shall be based on the ten (10) day trailing weighted average market trading price six months from Completion, and the balance shall be released to the Vendors.

(ii)
Upon vesting of the KIT Shares as provided in Clause 3.1(b)(ii) (the “Second Vesting Date”), any such claim or breach that occurs prior to the Second Vesting Date, not already recovered under the First Vesting Date, shall be first deducted on a dollar-for-dollar basis, wherein the value of the stock shall be based on the twenty (20) day trailing weighted average market trading price thirteen months from Completion and the balance shall be released to the Vendors.

(c)	For the failure of the Company to achieve the criteria of Clause 3.2, the KIT Shares shall be withheld as detailed below:

(i)	failure to achieve the criteria in Clause 3.2(a) will be satisfied by the hold back of shares from Clause 3.1(b) (i) of a value of $500,000.

(ii)	failure to achieve the criteria in Clause 3.2(b) will be satisfied by the hold back of shares from Clause 3.1(b) (ii) of a value of $666,667.

(iii)	failure to achieve the criteria in Clause 3.2(c) will be satisfied by the hold back of shares from Clause 3.1(b) (iii) of a value of $666,667.

(iv)	failure to achieve the criteria in Clause 3.2(d) will be satisfied by the hold back of shares from Clause 3.1(b) (iii) of a value of $666,667.

3.7	Failure of Purchaser to issue Stock Consideration subject to Clause 3.1(d)

In the event the Purchaser fails to issue the Stock Consideration due to the fact that the Purchaser has become insolvent or is unable to issue the Stock Consideration for any reason beyond its control, the Vendors shall have the option to buy back the Shares for the Purchase Price paid by the Purchaser, less payment of the obligations set out in Schedule 4.

4.	COMPLETION

4.1	Conditions to Completion

(a)	The obligations of the Parties to complete the transactions contemplated by this Agreement is subject to:

(i)	the Vendors use best effort to present to the Purchaser share certificates for all Sale Shares as of June 8, 2008 and at the latest on June 30, 2008;

(ii)
the Purchaser communicating to the Vendors that it has filed a Registration Statement with the U.S. Securities and Exchange Commission ("SEC") with SEC acceptance of Registration Statement, in connection with Purchaser’s announced financing. The Purchaser will use its reasonable best effort to gain SEC acceptance as of June 8, 2008 and at the latest on June 30, 2008. For the avoidance of doubt, even if the SEC has not accepted the Registration Statement, the Purchaser may waive this condition to completion;

In the event that the conditions precedent set out in this Clause 4.1(a) (i) has not been fulfilled the Purchaser shall be entitled, in its sole discretion~~,~~ to terminate this Agreement forthwith in writing, and the Vendors shall not be entitled to any compensation of any kind due to such declaration, and the Purchaser shall receive the payments as outlined in Clause 4.4 (g) below.

In the event that the conditions precedent set out in this Clause 4.1(a) (ii) has not been fulfilled and not waived by the Purchaser, each Party shall be entitled, in its sole discretion~~,~~ to terminate this Agreement forthwith in writing. In the event that the conditions precedent set out in this Clause 4.1 (a) (ii) has not been fulfilled or waived by Purchaser, the Vendors will be entitled to the payments as outlined in Clause 4.4 (f) below.

4.2	Time and location

Completion shall take place at the offices of Wistrand Advokatbyrå within 3 days of notification by either Party that all the conditions to completion set out in Clause 4.1 and the completion requirements set out in Schedule 5, Part A have been met at such time as may be mutually agreed between the Parties.

4.3	Vendors' obligations

At Completion the Vendors shall deliver to the Purchaser each of the documents listed in Schedule 5, Part A.

4.4	Purchaser's obligations and Vendors’ penalty

(a)
The Purchaser shall on the Completion Date make the payments in accordance with Clause 3.4, by way of irrevocable electronic transfer for same day value before 14.00 hours on the Completion Date.Vendors’ Lawyer’s Client Account; is to be held with Vendors’ Lawyer and has the following details:

Bank:	Swedbank
Account number:	8327-9 904 899 488-4
IBAN:	SE83 8000 0832 7990 4899 4884
Swift Code:	SWEDSESS
Address:	Box 70292, 107 32 Stockholm

(b)	For the avoidance of doubt, the payments under Clause 4.4 (a) shall include accrued interest set out as set out in Schedule 4.

(c)	The Purchaser shall restore the deficit in the shareholders equity by way of an unconditional shareholders’ contribution.

(d)	The Stock Consideration portion shall be payable in accordance with Clause 3.6 above.

(e)
The Purchaser shall procure that all necessary steps are taken properly to effect the matters listed in Schedule 5, Part B at shareholders’ meeting and board meetings of the Company and shall deliver to the Vendors duly signed minutes of all such shareholders’ and board meetings.

(f)
At the Signing Date, the Purchaser shall transfer the sum of US$500,000 (the “Deposit”) to the Vendors’ Lawyer’s client account for the purpose of securing the Purchaser’s fulfillment of all requirements with regard to filing according to Clause 4.1 (a) (ii). Should the Purchaser fail to fulfill the requirements according to this Clause; (i) the Deposit, (ii) the Vendors’ Group Obligations and (iii) any other amount provided by Purchaser to the Company between Signing Date and Completion shall be deemed to be vested in the Vendors pro-rata to their shareholding in the Company in accordance with Schedule 1, Part B and C.

(g)
Should the Vendors fail to fulfill the requirements according to Clause 4.1 (a) (i), the Deposit shall immediately be repaid by the Vendors and the principal and accrued interest of the CDA, and any other amounts provided by Purchase to the Company for general working capital and expenses between Signing Date and Completion, shall be immediately repaid to the Purchaser by Company.

(h)
The Purchaser shall as from 19 May 2008 assume full responsibility to provide the Company with the funds required to conduct its business including without limitation, including the funds required to repay any accrued operating payables.

4.5	Upon satisfaction of the conditions set out in Clause 4.1, the Purchaser shall disburse the amount specified in 3.4 (a) as follows:

(a)
Payments on account of the Company’s obligations shall be paid directly to the third party creditors as set out in Schedule 4, Part A and Part B. Upon payment of the same, Vendors’ Lawyer shall provide proof to Purchaser and Vendors of the payment;

(b)
From the remaining funds, the balance of the Cash Consideration (after deducting the payments made in Clause 4.5(a) above) shall be disbursed to the Majority Shareholders and the Minority Shareholders who have signed the Accession Agreement pro-rata to their shareholding in the Company in accordance with Schedule 1, Part B and C.

4.6	Purchaser's right of access prior to Completion

From the date of this Agreement the Purchaser and any persons authorized by it, upon its request, not to be unreasonably withheld by the Vendors, shall be allowed full access all the premises, books and records of the Company and the Vendors shall supply or procure the supply of any information reasonably required by the Purchaser relating to the Company and its affairs, provided always that any such information shall be treated with strict confidentiality by the Purchaser.

4.7	From Signing Date until Completion:

(a)
From Signing Date until Completion the Vendors shall procure that (save only as may be necessary to give effect to this Agreement) neither the Vendors nor any member of the Vendors’ Group shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at any and all times from the date hereof down to Completion or which would make any of the Warranties inaccurate or misleading if they were so given. In particular, the Vendors shall procure that Schedule 3, Paragraph 13 insofar as it concerns acts taken by the Vendors shall be complied with at all times from the date hereof down to Completion;

(b)
From Signing Date of this Agreement, the Purchaser shall be entitled to manage and have decisive influence over the Company, including, but not limited to servicing clients, paying Vendors’ and other trade payables, collecting receivables, instituting combined personnel reporting structures and accountability, setting goals and incentives and budgeting and financial processes provided that any decisions or acts taken or made by the Purchaser which negatively impact the criteria set out in Clause 3.2 shall not result in the adjustment of KIT Shares to be issued, and provided that Key Personnel have advised the Purchaser in writing that the decisions or acts taken or made will negatively impact the criteria to be achieved. For avoidance of doubt, all managerial decisions from the date of signing of this Agreement onwards must be made by the Purchaser or with the prior consent of the Purchaser. Consequently, the board of directors shall adhere to the directions given by the Purchaser. However, the Purchaser shall always submit to the Company’s board of directors any decision which the Purchaser has reason to believe may be in conflict with the Companies Act or the Company’s Articles of Association and the Company’s board of directors will always have the right to decide in such issues. The Purchaser shall indemnify and keep the Company’s board of directors harmless against any claims, cost or damages etc. raised against any member of the board of directors due to actions or failure to act by the Purchaser when managing the Company, or by the board, acting on instructions from the Purchaser.

4.8	Failure to complete

If in any material respect the obligations of the Vendors or the Purchaser are not complied with on the date for Completion set by Clause 4.2 the Party not in default may:

(a)
defer Completion to a date not more than 10 days after the date set by Clause 4.2 (and so that the provisions of this Clause 4.9, apart from this Clause 4.8 (a), shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)	rescind this Agreement, provided the Party not in default has given the other Party sufficient opportunity to remedy its breach.

4.9
Without prejudice to Clause 4.7, the Vendors shall forthwith disclose in writing to the Purchaser any matter or thing which may arise and become known to the Vendors after the date hereof and before Completion which is inconsistent with any of the Warranties or which might make any of them inaccurate or misleading if they were given at any and all times from the date hereof down to Completion or which is a breach of Clause 4.7 or 4.8 or which is material to be known to the Purchaser for value of the Shares.

4.10
Subject to Clause 4.11 if, at any time prior to or at Completion, the Purchaser becomes aware (whether or not as a result of any disclosure by the Vendors under Clause 4.8 of any matter or circumstance which constitutes a material breach of any of the Warranties or a material breach of any undertaking given herein and if such matter or circumstance is reasonably likely to have a material adverse effect the Purchaser shall be entitled to terminate this Agreement by written notice ("Notice") to the Vendors (such Notice to specify that it constitutes Notice pursuant to this Clause and giving such reasonable particulars as are available to the Purchaser of the matter or circumstance giving rise to service of such Notice); and for the purposes of this Clause, a matter or circumstance shall be considered to be reasonably likely to have a material adverse effect if as a result of such matter or circumstance it is reasonably anticipated that the aggregate turnover or profits of the Company will be at least 20 (twenty) per cent lower for the current calendar year than would otherwise have been the case had that matter or circumstance not existed or occurred.

4.11	Clause 4.10 shall not apply to such matter or circumstance referred to in 4.10 which results from:

(a)	matters Disclosed in the Disclosure Letter;

(b)	changes after the date of this Agreement in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

(c)	general changes in the political climate which shall include for the avoidance of doubt, war and acts of terrorism;

(d)	changes after the date of this Agreement in the Law or accounting practices; or

(e)	an event occurring after the date of this Agreement which is caused by the change of control resulting from this transaction.

5.	WARRANTIES

5.1
The Vendors warrant to the Purchaser that the Warranties as set forth in Schedule 3 is true and accurate and Vendors acknowledge that the Purchaser is entering into the Agreement in reliance upon each of the Warranties each of which is given as of the date of this Agreement.

5.2
The Warranties and any other representation, or undertaking contained herein are given subject to any circumstances Disclosed or qualifications or reservations stated in the Disclosure Letter or expressly provided for under this Agreement.

5.3
Where any of the Warranties is made or given so far as the Vendors are aware or to the best of the Vendors knowledge, information and belief or any similar expression, such Warranty shall be deemed to have been made on the basis of actual knowledge or constructive knowledge after due and thorough inquiry concerning such matter by a prudent and diligent person.

6.	LIMITATION OF VENDORS’ LIABILITY

6.1	No liability shall accrue hereunder under the Warranties in relation to matters Disclosed.

6.2	The liability of the Vendors hereunder shall be limited to direct damages and as further provided in Schedule 6.

7.	PROTECTION OF GOODWILL AND TRADE SECRETS

7.1
Save as specifically provided herein, the Vendors undertakes that it shall not do any of what is stated in subsection d) – f) below and H2O Education AB, NewCo 2092 Sweden AB, NewCo 2084 Sweden AB undertake and the Company shall procure that the Key Personnel undertake (by way of execution of the Employment Agreements) that they shall not do any of the following:

(a)
for a period of two years from Completion, be engaged or (save as the holder of the shares or debentures in a listed company which confer not more than 10 per cent of the votes which could normally be cast at a general meeting of that company) be directly or indirectly concerned in carrying on a business which has as a main area of activity video content delivery for mobile operators, video transcoding, mobile or online video content aggregation or syndication, online marketing services, network fulfillment for Internet or mobile video, or online or mobile content management (the "Restricted Businesses");

(b)
within two years after Completion, either on its own account or in conjunction with or on behalf of any person, firm or company in connection with any Restricted Business, solicit or endeavour to entice away from the Company any person who at the date of Completion is a client or customer of the Company whether or not such person would commit a breach of contract by reason of transferring business;

(c)
within two years after Completion, either on its own account or in conjunction with or on behalf of any person, firm or company, in connection with any Restricted Business, endeavour to entice away from the Company any person who at Completion is a supplier of the Company whether or not such person would commit a breach of contract by reason of transferring business;

(d)
disclose to any other person within three years after Completion at any time any information of a secret or confidential nature relating exclusively or primarily to the Business ("Confidential Information") except:

(i)	to the extent that the Confidential Information has entered the public domain otherwise than by reason of the unauthorized act or default of the Vendors;

(ii)	information which it subsequently acquires from a third party lawfully and not under a duty of confidentiality;

(iii)	in so far as may be required by law or by any regulatory authority;

(iv)	any information which the Vendors or Vendors’ Group independently develops without using the Confidential Information; and

(v)	any Confidential Information or technical know how.

(e)
within one year after Completion, solicit or entice away from employment of the Company any person who is at Completion a senior Employee of the Company save always that this Clause 7.1(e) shall not apply in the event that any employee responds to an advertisement placed by a Vendor or any member of a Vendor's Group.

(f)
within six months after Completion, solicit or entice away from the employment of the Company any person who is at Completion an Employee (but not a senior Employee) of the Company save always that this paragraph 7.1(f) shall not apply in the event that any employee responds to an advertisement placed by a Vendor or any member of a Vendor's Group.

7.2
The Key Personnel shall be deemed not to be in breach of this Clause 7 if as a result of an acquisition or merger or similar arrangement it acquires after Completion a Restricted Business which is part of a larger business company or group of companies, provided that the Restricted Business is not the principal trading activity of such business, company or group of companies. For the purposes of the Clause 7.1 (a) Restricted Business shall not be deemed to be the principal trading activity of such business, company or group of companies if it accounts for not more than ten per cent (10%) of the turnover (on a consolidated basis in respect of a group of companies) of the company, business or group of companies so acquired.

8.	WARRANTIES OF THE PURCHASER

8.1	The Purchaser warrants to the Vendors that it is not aware of any circumstance or fact which to its knowledge would enable it to make a Claim or a Claim in respect of Tax at the date of Completion.

8.2	The Purchaser warrants to the Vendors that:

(a) it is a corporation validly existing under the laws of Delaware with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise, the execution and performance of, its obligations under this Agreement and all documents in the agreed form;

(b)  this Agreement constitutes valid and binding obligations of the Purchaser; and

(c) neither the Purchaser nor any of its professional advisors, directors, officers, employees, nor consultants has any reason as of the date hereof to believe that the Vendors are or will be in breach of any of the representations, warranties, agreements or undertakings in this Agreement.

8.3
The Vendors and any representative of the Vendors shall have the right to consult the books and records of the Company on reasonable notice and during normal business hours in order to properly defend any Claim or any Claim in respect of Tax or under Clause 6 hereof, including third party claims.

9.	EMPLOYMENT MATTERS

9.1	The Employees to be retained by the Company at Completion are identified in Schedule 7 (“Retained Employees”).

9.2	The Vendors and the Purchaser represent that they have fulfilled their respective information and negotiation obligations under the Democracy at Work Act (SFS 1976:580) (Sw. medbestämmandelagen).

10.	DEBT AND GUARANTEES

10.1
The Purchaser undertakes with the Vendors to procure the release at Completion of the Vendors and any member of the Vendors’ Group from all guarantees, indemnities, bonds, letters of comfort, undertakings, licenses and other arrangements to which they or any of them are a party in respect of the Company or its business or [the Properties] (including without limitation Henrik Eklund’s pledge of shares as security for the advance fee set out in Schedule 4, Part C) and to indemnify and to keep indemnified on a continuing basis the Vendors and any member of the Vendors’ Group from all claims, liabilities, costs and expenses (including without limitation, legal and other professional advisers' fees) arising in respect or by reason thereof.

10.2
Without limiting the generality of Clause 10.1 and provided that the Purchaser will not be obliged to provide greater security than the security provided by the Vendors or by any of the Vendors’ Group, the Purchaser agrees, in discharging its obligations under that Clause, to offer any guarantees, indemnities or other undertakings (as the case may be) or otherwise procure satisfactory security in place of the guarantees and indemnities and other arrangements referred to in Clause 10.1.

10.3	The obligations of the Purchaser under Clauses 10.1 and 10.2 will continue after Completion until all such releases are obtained.

11.	ANNOUNCEMENTS

Except in the course of its normal investor relations activities, provided no statements will be made to the detriment of the business of the Company and the Vendors, no press conference, announcement or other communication concerning this sale and purchase or any ancillary matter referred to in this Agreement, shall be made until Completion by the Vendors or their respective agents, employees or advisers to any third party without the prior written consent of the Purchaser save as may be required by any:

(a)  law;

(b)  contractual arrangements existing at the date hereof;

(c)  listing authority or a stock exchange; or

(d)  any applicable regulatory authority to which a Party is subject where such requirement has the force of law.

provided that in the event that any press conference announcement or other communication is made pursuant to the requirements of (a) to (d) above, the Party required to make the same shall to the extent and in the manner reasonably practicable in the circumstances, notify and consult with the other Parties hereto in advance as to the requirement to make such announcement press conference or other communication.

12.	FURTHER ASSURANCE

Each Party shall, from time to time on being required to do so by the other Party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the other Party as the other Party may reasonably consider necessary for giving full effect to this Agreement and securing to the other Party the full benefit of the rights, powers and remedies conferred upon the other Party to this Agreement.

13.	ASSIGNMENT

13.1
Save as provided in Clause 13.2, a Party may not assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, nor purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement without having obtained the prior written consent of the other Party.

13.2	The Purchaser shall be entitled to assign its rights under this Agreement to any member of the Purchaser's Group provided that:

(a) the Purchaser shall procure that any company to whom it assigns any of its rights under this Agreement shall assign such rights back to the Purchaser immediately prior to its ceasing to be a member of the Purchaser's Group; and

(b)  no such assignment shall relieve the Purchaser of any of its obligations under this Agreement.

For the avoidance of doubt, any; change of ownership of shares in the Purchaser, change in the structure of shares (such as share split etc.), merger of the Purchaser or similar, shall also be allowed under this Agreement.

14.	ENTIRE AGREEMENT: REMEDIES

14.1
The Purchaser acknowledges that, in agreeing to enter into this Agreement on the terms set out herein, it is not relying on any representation, indemnity, warranty, promise, undertaking or other assurance except those expressly set out in this Agreement.

14.2
Without prejudice to Clause 14.1, save as set out in this Agreement, no representation or warranties or other assurances are given by the Vendors or the Vendors’ Group or any of their respective advisers in respect of the Company, the Business or any information supplied to the Purchaser in the course of negotiations and the Purchaser acknowledges that it has not relied on any representations or warranties or information contained in any other written or oral information supplied by or on behalf of the Vendors or the Vendors’ Group or their respective advisers or made or supplied in connection with the negotiations of the sale and purchase under this Agreement.

14.3
The remedies provided for in this Agreement in case of a breach of any warranty, representation or other assurances shall be the sole and exclusive remedy of the Purchaser and therefore it is specifically agreed that no remedy whatsoever under the sale of goods act (Sw. Köplagen 1990:931) or under any other statute law or legal principle including but not limited to the right to rescind this Agreement shall be available to the Purchaser.

15.	WAIVER AND VARIATION

15.1	No waiver by omission, delay or partial exercise

No omission by either Party to exercise or delay in exercising any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.

15.2	Variations to be in writing

No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.

16.	COSTS AND EXPENSES

16.1	Payment of costs

Save as otherwise stated in this Agreement, each of the Vendors and the Purchaser shall pay their own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements or fees forming part of the transaction of the sale and purchase hereunder. For the avoidance of doubt said costs, fees and expenses shall not be borne by the Company.

17.	NOTICES

17.1	Form of notices

Any communication to be given in connection with the matters contemplated by this Agreement shall, except where expressly provided otherwise, be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

17.2	Address and facsimile

Such communication shall be sent to the address of the relevant Party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may be communicated to the other Party in accordance with this Clause. Each communication shall be marked for the attention of the relevant person.

Vendors:

Wistrand Advokatbyrå

Regeringsgatan 65
Box 7543
SE-103 93 Stockholm
Tel: +46 8 50 72 00 00
Fax: +46 8 50 73 00 00
Atten: Peter Lexenberg

Purchaser:

ROO GROUP, INC.
228 East 45th Street
New York, 10017 USA,
Tel: +1-646-502-7484
Fax: +1-212-937-3999
Atten: Kaleil Isaza Tuzman, CEO

With Copy to:

Motei & Associates, Attorneys
P.O. Box 112888
Dubai,UAE
Tel: +971 4 348 6100
Fax: +971 4 348 6264
Atten: Rima Jameel

17.3  Deemed time of service

A communication shall be deemed to have been served:

(a)  if delivered by hand at the address referred to in Clause 17.2, at the time of delivery;

(b) if sent by first class pre-paid post to the address referred to in Clause 17.2, at the expiration of two clear days after the time of posting; and

(c)  if sent by facsimile to the number referred to in Clause 17.2, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this sub-clause, it shall be deemed to have been delivered at the next opening of business in the territory of the recipient.

17.4	Proof of service

In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was dispatched and a confirmatory transmission report received.

17.5	Change of details

A Party may notify the other Party or Parties to this agreement of a change to its name, relevant person, address or facsimile number for the purposes of Clause 17.1 PROVIDED THAT such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

18.	COUNTERPARTS

18.1	Execution in counterparts

This Agreement may be executed in any number of counterparts and by the Parties on different counterparts, but shall not be effective until each Party has executed at least one counterpart.

18.2	One agreement

Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

19.	INVALIDITY

19.1
If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the Agreement and the other provisions will remain in force with whatever modification that is necessary to give effect to the commercial intention of the Parties.

20.	AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT

20.1	This Agreement shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

21.	THIRD PARTY RIGHTS

21.1	Subject to Clause 21.2, nothing in this Agreement is intended to confer on any third party any right to enforce any term of this Agreement.

21.2	Where any rights are conferred upon the Vendors pursuant to this Agreement, each Vendor shall be entitled to directly enforce such rights against the Purchaser.

22.	GOVERNING LAW AND JURISDICTION

22.1	This Agreement shall be governed by and construed in accordance with Swedish law without regard to its rules on conflict of law.

22.2
The Parties will attempt in good faith to negotiate a settlement to any claim or dispute between them arising out of or in connection with this Agreement. If the matter is not resolved by negotiation within 20 days the Parties will refer the dispute to mediation in accordance with the Rules of the Mediation Institute of the Stockholm Chamber of Commerce (Mediation Rules). Where the dispute is not solved by mediation, within the period of time prescribed by the Mediation Rules, the dispute shall be finally settled by arbitration at the Arbitration Institute of the Stockholm Chamber of Commerce.

22.3	The arbitral tribunal shall be composed of three (3) arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

22.4
The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration Clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights in connection with the dispute, or if obligated to do so pursuant to statute, regulation, a decision by an authority, a stock exchange agreement or similar.

IN WITNESS WHEREOF this Share Purchase Agreement is executed on the day and year first written above.

FOR PURCHASER:

/s/ Kaleil Isaza Tuzman
Kaleil Isaza Tuzman
Chief Executive Officer
ROO Group, Inc.

VENDORS:

FOR H2O Education AB:	FOR NewCo 2092 Sweden AB/scholander förvaltnings ab:

/s/ Henrik Eklund	/s/ Ola Scholander
Henrik Eklund	Ola Scholander

FOR NewCo 2084 Sweden AB/ Danwill Holding AB:	FOR Lumaby Media AB:

/s/ Dan Willstrand	/s/ Henrik Sundberg
Dan Willstrand	Henrik Sundberg thru PoA

FOR Mellanmon Media AB:	FOR Stella Advisors AB:

/s/ Henrik Sundberg	/s/ Henrik Sundberg
Henrik Sundberg thru PoA	Henrik Sundberg

FOR EToM AB:	FOR Daniel Franck:

/s/ Henrik Sundberg	/s/ Henrik Sundberg
Henrik Sundberg thru PoA	Henrik Sundberg thru PoA

FOR Niklas Lund:	FOR Westhill Group Aktiebolag:

/s/ Henrik Sundberg	/s/ Henrik Sundberg
Henrik Sundberg thru PoA	Henrik Sundberg thru PoA

SCHEDULE 1 THE COMPANY AND THE VENDORS

PART A: THE COMPANY

Name of Company:	Kamera Content AB

Date of Incorporation:	2004-09-13

Registered number:	556666-2135

Registered office:	Drottninggatan 92-94, 111 36 Stockholm, Sweden

Accounting reference date:	Calendar Year
Directors: Deputy Director:	Henrik Sundberg Niklas Lund Mikael Lövgren Henrik Eklund Ola Scholander

Auditors:	Grant Thornton, Maria Jalkenäs

Shareholders:	SEE LIST OF VENDORS BELOW

Authorized Share Capital:	400,000 SEK

Issued Share Capital:	226,700 SEK

No of Shares issued:	2,267,000

PART B THE VENDORS

MAJORITY SHAREHOLDERS
NAME OF VENDOR	NO SHARES	PERCENTAGE SHARES	ALLOCATION OF ADJUSTED PURCHASE PRICE
H2O Education	314,000	13.85%
NewCo 2092 Sweden AB	277,000	12.22%
NewCo 2084 Sweden AB	249,000	10.98%
Lumaby Media AB	199,000	8.78%
Mellanmon Media AB	199,000	8.78%
Stella Advisors AB	170,000	7.50%
EToM AB	79,000	3.48%
Daniel Franck	48,000	2.12%
Niklas Lund	45,000	1.99%
Westhill Group Aktiebolag	32,000	1.41%
TOTAL	1,612,000	71.12%

PART C

MINORITY SHAREHOLDERS
NAME OF VENDOR	NO. SHARES	PERCENTAGE SHARES (Approximate)	ALLOCATION OF ADJUSTED PURCHASE PRICE
Skandifinanz Bank AG	181,000	7.98%
Lövgren & Partners (Mikael Lövgren)	184,000	8.12%
Westindia AB	95,000	4.19%
Bertil Hallsten	30,000	1.32%
ACH Securities SA	20,000.88%
Berndt Plotk/Emendum AB	20,000.88%
AB Havstuten	20,000.88%
Barbro Vasilis	20,000.88%
Georg Bergegren	15,000.66%
Sound Invest	15,000.66%
Molinders Management AB	10,000.44%
Janne Lundstrom	10,000.44%
Bjorn Blom	2,500.11%
Goran Kallebo	5,000.22%
Magnus Harning-Nilsson	2,500.11%
Peter Moller (dodsbo)	2,500.11%
Gunnar Stromberg AB	2,500.11%
Richard Goldman	5,000.22%
E. Ohman J. or FK	5,000.22%
Mats Ekholm	3,000.13%
Roger Skogman	2,500.11%
Sture Hedlund	2,500.11%
Eva Robins	500.02%
Charlie Hansson	500.02%
Anders Berglund	500.02%
Carola Karlsson	500.02%
TOTAL	655,000	28.88%

TOTAL MAJORITY SHAREHOLDERS:	1,612,000	71.12%
TOTAL MINORITY SHAREHOLDERS:	655,000	28.88%

TOTAL SHARES:	2,267,000
TOTAL PERCENTAGE:	100%

SCHEDULE 2

PROPERTIES – THE COMPANY’S STOCKHOLM LEASE

Property	Date of Lease	Term of Lease	Parties	Date of Assignment (if any)	Current Monthly rent

Drottninggatan 92-94, Stockholm, Sweden	31 December 200-31 December 2008	Termination upon 3 months written notice prior to end of Term	Landlord: World Television Sweden Property AB Tenant: Kamera Content AB	N/A	80,396 SEK payable quarterly in advance

SCHEDULE 3

THE WARRANTIES

The Warranties set out below are subject to all matters Disclosed.

1.	Due Incorporation and Capacity

The Vendors, where applicable, is a corporation validly existing under the laws of Sweden with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorize the execution and performance of, its obligations under this Agreement.

2.	Valid Obligations

This Agreement constitutes valid and binding obligations of the Vendors.

3.	The Company

The particulars relating to the Company set out in Schedule 1, Part A, are true and correct.

4.	Incorporation

The Company is a corporation validly existing under the laws of Sweden with full power and authority to conduct its business as presently conducted.

5.	Articles of Association

A copy of the current registered Articles of Association of the Company is included in the Disclosure Letter is accurate in all respects.

6.	Ownership of the Shares

6.1	The Sale Shares of the Company constitute 99,54 % of the whole of the issued share capital of the Company.

6.2
There is no option, right of pre-emption or right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Sale Shares nor is there any commitment to give or create any of the foregoing.

6.3
The Vendors are exclusively entitled to the benefit of, and to enjoy all rights attaching to, the Sale Shares and is entitled to transfer the full legal and beneficial ownership in the Sale Shares to the Purchaser on the terms set out in this Agreement.

6.4
There is no dispute concerning the title of the Vendors to the Sale Shares or its ability to sell the same and no other person has claimed to have title to the same or to be entitled to any interest therein. The Vendors are not engaged in any litigation, arbitration or other proceedings in any way relating to its title to the Sale Shares, and the Company has not received any application for the rectification of its register of shareholders. To the best of the knowledge, information and belief of the Vendors, there are no circumstances likely to give rise to any of the matters referred to in this paragraph.

7.	Subsidiaries

7.1	The Company is the parent company of the following subsidiaries (the “Subsidiaries”):

a)	Swegypt For Communication Services S.A.A. (Egypt: Registration No. 17806)

b)	Kamera (s) PTE. Ltd (Singapore: Registration No. 200604451W)

7.2
The Company has no past, current or outstanding obligation to finance the Subsidiaries other than in the ordinary course of business and in accordance with the memorandum and articles of association and/or bylaws.

7.3	The execution of this Agreement, the consummation of the transaction contemplated herein and the fulfillment of the terms hereof will not:

(a) result in a breach of any charter, articles of association or equivalent document of any Subsidiary; or

(b) cause any acceleration of maturity of any contract or of any obligation to which the Subsidiary is a party; or

(c) give to any other person any interest or right (including any right of termination or cancellation or change) in or with respect to the contracts or the assets or properties of the Subsidiary.

8.	Liabilities owing to or by Vendors

There is not outstanding any indebtedness or other liability (actual or contingent) owing by the Company to any member of the Vendors’ Group or to any Director or any person connected with any of them, nor is there any indebtedness owing to the Company by any such person.

9.	Compliance with Laws

The Company has conducted its business in all material respects in accordance with all applicable Laws of Sweden and each other jurisdiction in which it has an establishment or conducts any business and there is no order, decree or judgment of any Authority outstanding against the Company or any person for whose acts the Company is vicariously liable which may have a material adverse effect upon the assets or business of the Company.

10.	Books and Records

To the best of the knowledge, information and belief of the Vendors all accounts, books, ledgers, financial and other records of whatsoever kind (“Records”) of the Company:

10.1
have been fully, properly and accurately maintained on a consistent basis, are up to date and in the possession and control of the Company and contain true, complete and accurate records of all material matters required by Law to be entered therein;

10.2	do not contain or reflect any material inaccuracies or discrepancies;

10.3	and no notice or allegation that any of the Records is incorrect or should be rectified has been received.

11.	Accounts

11.1	The Accounts:

(a)	were prepared in accordance with the requirements of all relevant Swedish Laws and the Accounting Standards at the time they were prepared;

(b)	show a true and fair view of the assets and liabilities of the Company as at, and the profits of the Company for the accounting reference period ended on, the Accounts Date;

11.2	Operating Profit

The operating profit of the Company for the three years ended on the Accounts Date as shown by the Accounts and the accounts for such previous years and the trend of operating profit thereby shown has not (save as fairly disclosed in such accounts) been affected by the inclusion of non-recurring items or extra ordinary results, both as defined in the Accounting Standards applying a threshold of 5% of the Company’s operating profit per single item.

11.3	Provision for liabilities

Full and proper provision has been made in the Accounts for all material liabilities of the Company outstanding at the Accounts Date and proper provision (or note) in accordance with the Accounting Standards at the time they were prepared has been made therein for all other material liabilities of the Company.

11.4	Assets and charges

(a)
The Company owned as at the Accounts Date all the assets included in the Accounts and particulars of all fixed assets with a cost in excess of SEK 50,000 acquired since the Accounts Date are set out in the Disclosure Letter. Since the Accounts Date, the Company has not acquired any fixed asset having a value in excess of SEK 350,000.

(b)
Except for current assets disposed of by the Company in the ordinary course of its Business, the Company is the owner legally and beneficially of and has good and marketable title to all assets and all assets which have been acquired by the Company since the Accounts Date and no encumbrance, mortgage, charge, lien over or in respect of the whole or any part of the Company’s assets, undertaking, goodwill or uncalled capital of the Company has been created and no agreement has been entered into to create any of the foregoing. Since the Accounts Date there have been no disposals of assets having a total aggregate value of US$10,000.

(c)	The assets owned or leased by the Company comprise all material assets currently used in the Business.

11.5	Third Party Loans/Obligations

(a)	The obligations set out in Schedule 4 are the only loans/debt obligations of the Company.

12.	Returns

To the best of the knowledge, information and belief of the Vendors the Company has complied with the provisions of all applicable laws in the jurisdictions in which it has an establishment or conducts any business and all returns, particulars, resolutions and other documents required under any such law to be delivered on behalf of the Company to the Registrar of Companies have been properly made and delivered. All such documents which have been so delivered, whether or not required by any such law, were true and accurate when so delivered and the Company has not received notification of the levy of any fine or penalty for non-compliance by the Company or any director of the Company.

13.	Position since Accounts Date

Since the Accounts Date:

(a) the business of the Company has been carried on in the ordinary course and so as to maintain the same as a going concern;

(b) the Company has not entered into any unusual (not in the ordinary course) contract or commitment (other than contracts or commitments disclosed to the Purchaser);

(c) there has been no material adverse change in the business financial or trading position, profitability, prospects or turnover of the Company;

(d) except for dividends provided for in the Accounts no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by the Company;

(e) no material change has been made in terms of employment by the Company (other than those required by law, collective bargaining agreements and those made pursuant to any annual salary review);

(f) no share or loan capital had been issued or agreed to be issued by the Company;

(g) no capital commitment has been entered into by the Company to spend monies in excess of SEK 50,000;

(h) so far as the Vendors are aware there has been no significant event or occurrence (including the loss of any significant customer or supplier) which has had or may following Completion have a material adverse effect on the Company’s business;

(i) the Company has not borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise);

(j) the Company has paid its creditors in accordance with their respective credit terms or (if not) within the time periods usually applicable to such creditors and save as disclosed there are no debts outstanding by the Company which have been due for more than eight weeks with an average overdue amount after eight weeks of more than SEK 50,000, with the exception of the obligations of the Company as set out in the CDA and related agreements as between the Company and the Purchaser;

(k) there has been no unusual (not in the ordinary course) change in the Company’s stock in trade or work in progress; and

(l) no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or share capital of the Company has been repaid in whole or part or has become liable to be repaid in whole or part.

14.	Compliance with Statutes

14.1
The Company has all licenses (including statutory licenses) authorizations and registrations and consents the absence of which would materially affect the ability of the Company to carry on its Business in the places and in the manner in which it is now carried on and all of them are in full force and effect. Neither the Vendors nor the Company have received any written notice of the revocation, suspension or modification of any of those licenses, authorizations, registrations or consents. So far as the Vendors are aware, there are no reasons why those licenses, authorizations, registrations and consents ought not to be reviewed upon application for renewal by the Company.

14.2	The Company is in all respects in compliance with the Companies Act.

15.	Insider Contracts

15.1	There is not outstanding, and there has not at any time during the last three years been outstanding, any material agreement or arrangement to which the Company is a party and in which:

(a)	the Vendors,

(b)	any other member of the Vendors’ Group,

(c)	any person beneficially interested in the Company’s share capital,

(d)	any Director, or

(e)	any person connected with any of them

is or has been interested, whether directly or indirectly.

15.2	The Company is not a party to, nor have its profits or financial position during such period been affected by, any agreement or arrangement which is not of an arm’s length nature.

15.3	All material costs incurred by the Company have been charged to the Company and not borne by any other member of the Vendors’ Group or any other person.

16.	Litigation

16.1
To the best of the knowledge, information and belief of the Vendors, the Company is not engaged in or the subject of any litigation or arbitration or administrative or criminal proceedings, except as plaintiff for collection of debts in the ordinary course of business or in any proceedings before an employment tribunal whether as claimant, plaintiff, defendant or otherwise, or any investigation or enquiry by any Authority.

16.2
No litigation or arbitration or administrative or criminal proceedings or investigation or enquiry are pending or threatened or so far as the Vendors are aware expected by or against the Company or any such officer, agent or employee and so far as the Vendors are aware there are no facts or circumstances likely to give rise to the same.

16.3
Neither the Company nor any member of the Vendors’ Group in relation to the business of the Company (nor any officer, agent or employee of any of them) has been a party to any undertaking or assurance given to any court or regulatory body having jurisdiction over Company or the subject of any injunction or other similar court order which is still in force.

17.	Consequence of share acquisition by the Purchaser

17.1	To the best of the knowledge, information and belief of the Vendors Sale of the Sale Shares by the Vendors will not:

(a)
cause the Company to lose the benefit of any material licence, consent, permit, approval or authorization (public or private) or any right or privilege it presently enjoys or relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any material contractual right or benefit now enjoyed by the Company or to exercise any right whether under an agreement with the Company or otherwise;

(b)	result in a breach of, or constitute a default under any order, judgement or decree of Authority by which the Company is bound or subject; and

(c)
result in a breach of, or constitute a default under the terms, conditions or provisions of any material agreement, understanding, arrangement or instrument (including, but not limited to, any of the Company’s contracts)

17.2	The Vendors have not been informed or is otherwise aware that any person who now has business dealings with the Company would or might cease to do so from and after sale of the shares.

18.	Environmental Matters

18.1	The Company has at all times complied in all material respects with Environmental Law.

18.2
The Company, is not engaged in any material civil, criminal or administrative action or other litigation concerning any Environmental Law nor are the Vendors aware of any circumstances that may give rise to such action or other litigation.

18.3
There are and have been no landfills, underground storage tanks, uncontained or unlined storage treatment or disposal areas for Hazardous Substances at any of the Properties during the Company’s period of occupation so far as the Vendors and are aware, there are no polychlorinated biphenyls or asbestos at any of the Properties nor are the Vendors aware of the discharge or escape of Hazardous Substances into the Environment from the Properties.

18.4
All environmental or health and safety investigations, audits or appraisals undertaken or commissioned by the Company or of which the Vendors are aware relating to the operation of the Business or the Properties have been provided to the Purchaser and, so far as the Vendors are aware, where recommendations have been made, these have been complied with in all material respects.

19.	Health and Safety

19.1
The Company has not received any prohibition or improvement notice from any enforcement body which is outstanding with regard to material breaches of Health and Safety Laws and the Company is not aware of any situation which could give rise to being sent any such prohibition or improvement notice.

19.2	There are no material claims, investigations or proceedings outstanding against or threatened against the Company in respect of breaches of Health and Safety Law.

20.	Insolvency

20.1	No administrator, receiver or administrative receiver or trustee has been appointed in respect of the whole or any part of the assets or undertaking of the Company.

20.2
No meeting has been convened at which a resolution will be proposed, no resolution has been passed, no petition has been presented and which is outstanding and no order has been made for the winding-up of the Company.

21.	Suppliers and Customers

Since the Accounts Date,

21.1	no material supplier of the Company has ceased or notified its intention to cease supplying it or has reduced its supplies to the Company in any material respect; and

21.2	no material customer of the Company has terminated or indicated its intention to terminate any contract with it or withdraw or reduce its custom with it in any material respect.

22.	Defective Products

So far as the Vendors are aware since the Accounts Date no products which have been manufactured, sold or supplied by the Company were or will become defective.

23.	Regulatory Requirements

23.1	Compliance with Laws, etc.

The Company and (in relation to the business and assets of the Company) its directors, officers and employees have at all times complied in all material respects with all applicable laws including the Companies Act.

23.2	Licenses

All material licenses, consents, permissions and authorizations required to enable the Company to carry on its business as it is presently carried on have been obtained, are in full force and effect and in the name of the Company and are not limited in duration or subject to onerous conditions.

23.3
No act, event or omission has occurred or is alleged as a result of which any material license, consent, permission or authorization may be suspended, cancelled, revoked or not renewed and there are to the Vendors’ knowledge no events or circumstances (including the signature or performance of this Agreement) likely to lead to any such suspension, cancellation, revocation or non-renewal

24.	Contracts

24.1
There are not in force in relation to the Company’s business, assets or undertaking any agreements, undertakings, understandings, arrangements or other engagements, whether written or oral, to which the Vendors or any member of the Vendors’ Group is a party or of which it has the benefit or to which it is otherwise subject, the benefit of which would be required to be assigned to or otherwise vested in the Company to enable the Company to carry on its business and/or to enjoy all the rights and privileges attaching thereto and/or to any of its assets and undertaking in the same manner and scope and to the same extent and on the same basis as the Company has carried on business or enjoyed such rights prior to the date of this Agreement, with the exception of the Content Distribution Agreement between the Company and the Purchaser and the agreements related thereto.

24.2	So far as the Vendors are aware each of the Company’s contracts is valid and binding and no notice of termination of any such contract has been received or served by the Company.

24.3	The Company is not a party to any contract which:

(a)	is not in the ordinary course of trading; or

(b)	is incapable of performance in accordance with its terms within six months of the date on which it was entered into or undertaken; or

(c)	requires an aggregate consideration payable by the Company in excess of US$ 50,000 or

(d)	involves the supply of goods the aggregate sales value of which will represent in excess of US$ 100,000; or

24.4	The Company is not a party to any material contract which:

(a)	are known by the Vendors so far as the Vendor is aware or by the Company to be likely to result in a loss to the Company on completion of performance; or

(b)	so far as the Vendors are aware cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort; or

(c)	so far as the Vendors are aware involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature; or

(d)	is a contract for the supply of assets to the Company on hire, lease, hire purchase, credit or deferred payment terms; or

(e)	is dependent on the guarantee or covenant of or security provided by any other person; or

(f)	is a contract for the sale of shares or assets comprising a business undertaking which contains warranties or indemnities under which the Company still has a remaining liability or obligation; or

(g)	is in any way otherwise than in the ordinary course of the Company’s business.

24.5	All material contracts of the Company have been made available for inspection in the Data Room.

25.	Agencies, Joint Ventures

25.1	The Company is not a party to any agency, distributorship or licensing agreement.

25.2	The Company is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognized trade associations).

26.	Anti-competitive Arrangements

26.1	The Company is not a party to any agreement, arrangement, understanding and has not been included in any business practice in respect of which an anti-trust order has been made against the Company.

26.2
The Company is not a party to any agreement or arrangement and is not involved in any business practice in respect of which any request for information, statement of objections or similar matter has been received from any court, tribunal, governmental, national or supranational authority.

27.	Intellectual Property Rights

27.1	The Vendors have received no notice of any claim that the activities of the Company infringe any Intellectual Property of any third party in any material respect.

27.2
Save as may appear from the Listed Intellectual Property Agreements, no person has been authorized to make any use whatsoever of any Intellectual Property and the Company does not use any Intellectual Property in respect of which any third party has any right, title or interest.

27.3
Save in respect of Intellectual Property used by the Company under licence from third parties, as may appear from the Listed Intellectual Property Agreements, the Company is the sole legal and beneficial owner free from encumbrances of the Intellectual Property and owns no other Intellectual Property material to the operation of its Business.

27.4	All the Intellectual Property owned or used by the Company is valid and enforceable.

27.5	None of the Intellectual Property is to the best knowledge of the Vendors being used, claimed, applied for, opposed or attacked by any person.

27.6	The Vendors are not aware of any infringement of the Intellectual Property or of any rights relating to it by any person.

27.7
Confidential information and know-how used by the Company is kept strictly confidential. The Company has not disclosed (except in the ordinary course of its business) any of its know-how, trade secrets or customer lists to any other person.

27.8
If required to do so, the Company has notified any processing of personal data to the Swedish Data Inspection Board (Sw. Datainspektionen) in accordance with the Swedish Personal Data Act (Sw. personuppgiftslagen) and has also in all other aspects complied with the data protection principles set out in such Act.

28.	Information Technology

28.1
The Company is validly licensed to use all third party software (which the Company does not own or did not develop) comprised in the IT System and used in connection with the Business and no action will be necessary to enable use of such software to continue to the same extent and in the same manner as they have been used prior to the date hereof. All royalties and other payments due under the licences for such software have been paid when due and the Company is not in breach of any obligations owed under such licences.

28.2
The Company is the developer and owner of the Source Code (need to define this) and there are no liens, encumbrances, pledges, or mortgages on said Source Code, except as provided in the Disclosure Schedule.

28.3	The IT System:

(a)
for the period of 18 months directly prior to the date hereof has not materially interrupted or hindered the running or the operation of the Company’s Business and has been adequate to enable the Company to conduct its Business.

(b)
any business critical software and bespoke software is owned and operated by and is under the control of the Company and is not dependent on any facilities which are not under the ownership, operation or control of the Company.

28.4
So far as the Vendors are aware, the Company has available to it sufficiently competent and trained employees to ensure proper handling, operation, monitoring and use of the IT System and the IT System has been in all material respects maintained and supported.

28.5
the Company has all necessary rights in respect of the software elements of the IT System to enable it to modify or procure modification of such software (other than commercial off the shelf software) without undue expense or delay.

28.5
The IT Contracts include disaster recovery contracts which will enable the IT System and the data held on the IT System, to be recovered, repaired and/or replaced without material disruption to the Business.

28.6	There are adequate procedures and facilities in place to ensure the internal and external security of the IT System

28.7	The Company owns, and is in possession and control of, original copies of all the manuals and technical documents required to operate the IT System.

28.8
The Vendors have not received notice of and is not aware of any circumstances including, without limitation, execution of this Agreement which would enable any third party to terminate any of the IT Contracts or any arrangements pursuant to which any element of the IT System has been made available by any third party.

28.9	The IT System has the ability to process date information including accepting date input, providing accurate date output and performing accurate calculations involving dates or portions of dates.

28.10	The Company is the sole current registered owner of all domain names used by the Company.

29.	Property

29.1	The particulars of the Properties shown in Schedule 2 are true and accurate.

29.2	The Properties are the only properties used or occupied by the Company in connection with the Business.

29.3	The Company has not in relation to any of the Properties granted rights to any third party or parties to occupy any Property.

29.4
So far as the Vendors are aware none of the landlords have issued any written notices of breach in respect of the covenants, conditions and agreements contained in the leases relating to the Properties and there are no breaches of the leases pursuant to which the properties are held (including, without limitation, the obligation to keep the Properties in a good state of repair and condition).

29.5
The Company is solely legally and beneficially entitled to the lease interest in each of the Properties as set out in Schedule 2 to this Agreement and holds each of the Properties free from any mortgage or charge, encumbrance, exception, reservation, lease, tenancy, licence, easement, quasi-easement, or privilege (or agreement for any of the same) in favour of a third party.

29.6	The current use of each of the Properties complies in all respects with all relevant statutes and regulations, and is duly authorized pursuant to planning legislation. Not relevant for the lessee.

29.7	The leases pursuant to which the Properties are held are valid and subsisting.

29.8
Except in relation to the Properties, the Company has no liabilities (actual or contingent) arising out of the conveyance, transfer, lease, tenancy, licence or other document relating to land or premises or an interest in land or premises, including, without limitation, leased premises assigned or otherwise disposed of.

30.	Particulars of Employees

30.1	The terms of employment (including particulars of benefits and emoluments the redundancy scheme and the individual bonuses) of all categories of Employees are contained in the Data Room or Disclosed.

30.2
None of the senior Employees of the Company or the sales staff has given notice to terminate their employment, in the last six months. None of the senior Employees or sales staff is under notice of dismissal.

30.3
There is no scheme in operation by the Company under which any employee is entitled to profit sharing, bonuses or for incentive payments or commission, except as set out in Schedule 30.3 attached to the Disclosure Schedule.

30.4	The Company has not failed to a material degree to comply with all relevant employment legislation and laws.

31.	Employee Benefits

31.1	All equity incentive arrangements of the Company have been Disclosed.

31.2
No assurance or undertaking as to the continuance, introduction or increase in equity incentive benefits has been given by the Company or any member of the Vendors’ Group to any employee of the Company.

31.3	The Company does not have any stock or share plans.

31.4	The Company has the Pension and Sick Insurance Plans in place for the Employees set out in Schedule 31.4 to the Disclosure Schedule

31.5	The Company not does owe any Employees for any governmental or other pension or insurance program for any time period prior to the Completion Date.

32.	Disputes and Collective Agreements

32.1
There is not currently occurring or so far as the Vendors are aware threatened, and during the twelve months preceding the date of this Agreement there has not been any collective industrial action, whether official or unofficial, affecting the Company in any material respect.

32.2	The Company is not a party to any collective agreement, dismissal procedures agreement or union membership agreement.

32.3
There is no outstanding or threatened claim by any person who is now or has been an employee of the Company or was engaged by the Company on a self-employed basis or was supplied to the Company by an agency or any dispute outstanding with any of the said persons or with any unions or any other body representing all or any of them in relation to their employment by the Company or as far as the Vendors are aware of any circumstances likely to give rise to any such dispute.

33.	Insurance

A summary of all the principal insurances taken out by the Company and by the Vendors for the benefit of the Company are in the Data Room and are annexed to the Disclosure Letter, the premiums on such insurances have been paid and there are no material claims outstanding under such insurances. All such policies are in force.

34.	Tax Warranties—General

34.1
All returns in the last five years relating to Taxes for the Company which were required to be filed or otherwise made have been filed and none of such returns has been disputed by or contains material issues raised by any taxing or other competent regulatory authority.

34.2
The Company has paid all Taxes in the last five years which it has become liable to pay and which were due for payment and is not under any liability to pay any penalty or interest in connection with any claim for Taxes.

34.3
No material dispute with the Swedish Tax Agency (Sw. Skatteverket) or any other relevant authority is outstanding and no outstanding notices, demands or assessments have been received by or on behalf of the Company from or on behalf of the said Commissioners or authority.

34.4	The Company is a duly registered and taxable person for value added tax purposes.

34.5	The Company is and always has been resident for Tax purposes only in Sweden and has no permanent establishment, branch or taxable presence outside Sweden.

34.6
Proper provision or reserve has been made in the Accounts for all Tax liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received on or before the Accounts Date and any event on or before the Accounts Date including distributions made down to such date or provided for in the Accounts.

34.7	The Company has kept and preserved all such records and information as may be needed to enable it to deliver correct and complete returns for its accounting periods.

34.8
All payments by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company has (if required by law to do so) provided certificates of deduction to such person and accounted to the Swedish Tax Agency for the Tax so deducted.

35.	Anti-avoidance

35.1
The Company has not at any time entered into or been a party to a transaction or series of transactions the purpose or one of the main purposes of which was the avoidance of Tax which is in conflict with the Swedish tax avoidance act.

36.	Social security contributions

The Company has paid all social security contributions for which it is liable and has kept proper books and records relating to the same and has not been a party to any scheme or arrangement to avoid any liability to account for social security contributions.

37.	Value added Tax

37.1	The Company:

(a) has complied in all material respects with all statutory provisions relating to VAT ("VAT legislation"); and

(b) maintains all necessary records for the purposes of VAT legislation.

38.	Full Disclosure

Neither the Warranties set forth in this Agreement nor the related Disclosures contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading and neither has any material information not been Disclosed necessary to enable the Purchaser to make an informed decision in respect of the contemplated transaction.

SCHEDULE 4

OBLIGATIONS OF COMPANY OR VENDORS’ GROUP

Part A. Shareholder/Director Loans to the Company

Henrik Eklund:	SEK1,900,000 (Plus accrued Interest as at 18 May, 2008)

Stella Advisors AB:	SEK1,000,000 (Plus accrued Interest as at 18 May, 2008)

Lövgren & Partners:	SEK1,000,000 (Plus accrued Interest as at 18 May, 2008)

Part B. Other Indebtedness of the Company

Almi Loan:	SEK1,500,000 (Plus accrued Interest as at 18 May, 2008)

Almi Loan:	SEK2,000,000 (Plus accrued Interest as at 18 May, 2008)

Part C. Vendors’ Group Obligations

Content Distribution Agreement: US$300,000 (Plus accrued Interest as at 18 May, 2008)

SCHEDULE 5

COMPLETION

PART A

1.   Vendors’ Obligations

On Completion, the Vendors shall deliver to the Purchaser:

1.1	the share certificates (or an express indemnity in the case of any found to be missing) representing the Sale Shares duly endorsed to the Purchaser;

1.2	the Company’s shareholders’ register (Sw. aktiebok);

1.3
the written resignations, in the form attached hereto, as Appendix A, of all the resigning directors of the Company from their respective offices, such resignations to take effect from Completion waiving all claims against the Company to the reasonable satisfaction of the Purchaser and stating that these directors will not exercise their formal authority to represent the Company;

1.4	duly executed Employment Agreements between the Key Personnel and the Company as per the Agreed Form attached hereto as Schedule 7;

1.5	powers of attorney, in Appendix C, issued in favour of persons appointed by the Purchaser.

PART B

2.1
On Completion or as soon as possible thereafter, the Purchaser shall hold an extra-ordinary shareholders’ meeting and a board meeting in the Company to appoint new directors and auditors and to appoint company signatories. The Purchaser shall procure that the documentation immediately is submitted to the Swedish Companies Registration Office (Sw. Bolagsverket).

2.2
The Purchaser covenants the Purchaser shall hold an extra-ordinary shareholders’ meeting (Sw. Andra kontrollstämma) in the Company within two (2) weeks after Signing Date at which balance sheet (Sw. den andra kontrollbalansräkningen) together with the auditor’s report shall be approved.

2.3
The Purchaser covenants that the next annual shareholders’ meeting of the Company will pass the necessary resolutions whereby the present directors will be discharged from liability with respect to their administration of the Company’s affairs, provided, however, that the Company’s auditors will approve such discharge from liability.

SCHEDULE 6

LIMITATIONS ON LIABILITY

1.   Limitation on Quantum and General

1.1 The Vendors’ liability under the Warranties is several and not joint. The total aggregate liability of each Vendor in Vendors Group for any liability under this Agreement in respect of the Warranties and claims in respect of Tax shall be equal to its proportionate share (equal to the number of shares sold by it in relation to the total number of shares sold) of the amount of US$ 1,500,000.

1.2  The Vendors shall not be liable for damages unless the aggregated amount of all claims exceeds US$75,000, in which case only the excess shall be recoverable. Furthermore, the Purchaser shall not be entitled to compensation for any individual claim which is less than US$10,000 and such amount shall not be taken into account when establishing the above threshold of US$75,000.

1.3 The Vendors shall only be liable for damages, whether in respect of a Claim or a Claim in respect of Tax, arising out of or caused by matters existing on or before the Completion Date and relating to the period prior to the Completion Date.

1.4 The Vendors shall not be liable for any claim which arises out of any consequential, indirect, special or incidental damage or loss of profit, revenue or goodwill.

2.   Time Limits For Bringing Claims

2.1 Subject to paragraphs 2.2 and 5 no Claim shall be brought against the Vendors unless the Purchaser has given to the Vendors written notice of such claim specifying such reasonable details as are available to the Purchaser (the “Claim Notice”) on or before the date falling 12  months after the date of this Agreement. For the avoidance of doubt in the event of a Claim arising, the Purchaser must also observe the terms of Clause 22.2 of this Agreement, such that the Parties must also have participated in mediation from the date of the Claim Notice being issued. Any such Claim which may be made, which has not been previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn six (6) months subsequent to when the Claim was made, unless legal proceedings in respect thereof by then have been commenced against the Seller.

2.2 Paragraph 2.1 notwithstanding claims relating to Tax can be brought against the Vendors by the Purchaser by giving written notice to the Vendors of such claim specifying such reasonable details as are available to the Purchaser for as long as such claim can be legally imposed on the Purchaser or the Company by the Taxation Authority.

3.   Conduct of Litigation

3.1	Upon the Purchaser becoming aware of any assessment, claim, action or demand against it or any other matter likely to give rise to any Claim (the “Third Party Claim”), the Purchaser shall:

(a)	as soon as practicable notify the Vendors by written notice as soon as it appears to the Purchaser that any Third Party Claim received may result in a Claim;

(b)
subject to the Vendors indemnifying the Purchaser against any liability, cost, damage or expense which may be incurred in relation to the Third Party Claim, at the request of the Vendors and in the Vendors’ absolute discretion allow the Vendors to take the sole conduct of such actions as in the Vendors’ reasonably held opinion but taking into account the legitimate business interest of the Purchaser the Vendors may deem appropriate in connection with the Third Party claim in the name of the Purchaser or any relevant company, including the right to make any counter claim available provided that such counter claim is caused by the same circumstances as the relevant Third Party Claim, and in that connection the Purchaser shall give or cause to be given to the Vendors (provided it does not cause undue interference to the conduct of the Business) all such assistance as the Vendors may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any Third Party Claim and shall instruct such legal or other professional advisors as the Vendors may nominate to act on behalf of the Purchaser or any relevant company, as appropriate, to act in accordance with the Vendors’ instruction. The Purchaser shall give the Vendors or the Vendors’ duly authorized representatives, full access to the personnel of the Purchaser and/or the Company, as the case may be, and to any relevant premises, accounts, documents and records within their respective possession, and to take copies thereof, in order to enable the Vendors or the Vendors’ duly authorized representatives, to examine the basis of any potential Third Party Claim and defend against such claim; and

(c)
make no admission of liability, agreement, settlement or compromise with any third party in relation to any Third Party claim or adjudication without the prior written consent of the Vendors; (not to be unreasonably withheld or delayed).

3.2	In connection with any such Third Party claim, the Vendors shall:

(a)
at all times keep the Purchaser informed as to its intentions with regard to the Vendors’ conduct and any material action the Vendors proposes to take in respect of the Third Party Claim in order to allow the Purchaser sufficient time to consider the matter and consult with the Vendors about the Third Party Claim, and the Vendors shall take reasonable account of any proposals made by the Purchaser in connection with the Third Party claim; and

(b)
make no admission of liability, agreement, settlement or compromise with any third party in relation to any Third Party Claim or adjudication without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed).

3.3	The Vendors shall be entitled at any stage and at its absolute discretion to settle the Third Party Claim.

4.   No Liability if Loss is Otherwise Compensated For

4.1
To the extent that any payment is made by the Vendors to the Purchaser in respect of any Claim and the Company subsequently obtains a deduction for corporation tax purposes in respect of the whole or part of the matter to which such Claim relates then, to the extent that the payment originally made by the Vendors did not reflect the availability of such deduction, the Vendors shall be entitled to reimbursement from the Purchaser of the amount of corporation tax saved as a result of the whole or part of such payment being deductible for corporation tax purposes.

4.2
If, in respect of any matter which would give rise to a Claim, a provision or allowance for the matter of the loss (whether as a specific reserve or as a general reserve) has been made in the accounts of the Company or the same is otherwise taken account of or reflected in the accounts of the Company, then no such matter will be the subject of a Claim.

5.   Recovery from Insurers and Other Third Parties

5.1
If, in respect of any matter which would give rise to a Claim, the Purchaser or the Company is entitled to claim under any policy of insurance, then no such matter shall be the subject of a Claim unless and until the Purchaser or the Company shall have made a claim against the insurers and used all reasonable endeavours to pursue such claim and any Claim shall be reduced by the amount recovered under such policy provided that the time limit in paragraph 2 shall not expire until six (6) months after the insurance claim has been settled or determined.

5.2
Where the Purchaser or the Company is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a Claim the Purchaser shall, subject to the Vendors indemnifying the Purchaser or the relevant member of the Purchaser’s Group against any cost, liability or expense in connection therewith, take all reasonable steps to enforce such recovery prior to taking action against the Vendors (other than to notify the Vendors of the Claim against the Vendors) and, in the event that the Purchaser or any member of the Purchaser’s Group shall recover any amount from such other person, the amount of the Claim shall be reduced by the amount recovered provided that the Purchaser shall not be required to commence any legal proceedings or to take any action which would be materially prejudicial to the goodwill of the Business, provided that the time limit in paragraph 2 shall not expire until 6 months after the claim against such other person has been settled or determined.

5.3
If the Vendors pays at any time to the Purchaser an amount pursuant to a Claim and the Purchaser or the Company subsequently recovers from some other person any sum in respect of any matter giving rise to the Claim, the Purchaser, shall repay to the Vendors the lesser of (i) the amount paid by the Vendors to the Purchaser plus interest; or (ii) the sum including interest (if any) recovered from such other person.

5.4
For the avoidance of doubt, references in this Paragraph 5 to amounts recovered (and like expressions) are to the amounts so recovered net of the reasonable costs and expenses properly incurred in effecting such recovery.

6.   Acts of Purchaser

6.1	No Claim shall lie against the Vendors to the extent that such claim is attributable to:

(a) any voluntary act, omission, transaction or arrangement carried out by the Purchaser or the Company on or after Completion which the Purchaser or the Company was aware or ought reasonably to have been aware would give rise to or increase the amount of a Claim; or

(b) any admission of liability made in breach of the provisions of this Schedule after the date of this Agreement by the Purchaser or the Company or on its behalf.

6.2
No Claim shall lie against the Vendors to the extent that such Claim is attributable to any reorganization or change in ownership of the Company or its parent or of any assets of the Company after Completion or change in any accounting basis for valuing the Company’s assets or any accounting basis, method, policy or practice which is different from that adopted or used in the preparation of the Accounts.

7.   Retrospective Legislation

The Vendors shall not be liable for a breach of any Warranty or pursuant to or arising under or in connection with this Agreement to the extent that liability for such breach or under such indemnification occurs or is increased directly or indirectly as a result of any legislation not in force on or prior to the date of this Agreement or as a result of the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority or Tax Authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities or as a result of the withdrawal of any extra-statutory concession or any other formal agreement or arrangements with any Tax Authority (whether or not having the force of law) currently granted by or made with any Tax Authority.

8.   Recission

Subject to Clause 4.1 (a) (i), other than in circumstances of fraud, the Purchaser shall not be entitled to rescind or repudiate this Agreement (whether in respect of a breach of Warranties or otherwise).

SCHEDULE 7

RETAINED EMPLOYEES

Henrik Eklund
Dan Willstrand
Ola Scholander
Mats Ekholm
Fatima Churgi
Carola Karlsson
Linda Bernström
Anna Lundström-Gars
David Ljunggren
Carl Hagström
Anders Berglund

SCHEDULE 8

DISCLOSURE LETTER

THE WARRANTIES

Note to Vendors: if there is no disclosure to be made with regard to a particular representation or warranty, please indicate that this is the case by writing“no disclosure” in the disclosure column (to be filled in at Completion).

Representation and Warranty Section Number	Disclosure
(If none, please write “No Disclosure.”)
1. Due Incorporation and Capacity
2. Valid Obligations
3. The Company
4. Incorporation
5. Articles of Association
6. Ownership of the Shares
6.1
6.2
6.3
6.4
7. Subsidiaries
7.1
7.2
8. Liabilities owing to or by Vendors
9. Compliance with Laws
10. Books and Records
10.1

10.2
10.3
11. Accounts
11.1 The Accounts
(a)
(b)
11.2 Operating Profit
11.3 Provision for liabilities
11.4 Assets and charges
(a)
(b)
(c)
11.4 Third Party Loans/Obligations	See Schedule 4
12. Returns
13. Position since Accounts Date
(a)
(b)
(c)
(d)
(e)
(f)
(g)
(h)
(i)
(j)

(k)
(l)
14. Compliance with Statutes
14.1
14.2
15. Insider Contracts
15.1
(a)
(b)
(c)
(d)
(e)
15.2
15.3
16. Litigation
16.1
16.2
16.3
17.
17.1
(a)
(b)
(c)
17.2

18. Environmental Matters
18.1
18.2
18.3
18.4
19. Health and Safety
19.1
19.2
20. Insolvency
20.1
20.2
21. Suppliers and Customers
21.1
22. Defective Products
23. Regulatory
23.1
23.2
23.3
24. Contracts
24.1
24.2
24.3
(a)
(b)
(c)
(d)

24.4 The Company is not a party to any material contract which:
(a)
(b)
(c)
(d)
(e)
(f)
(g)
24.5
25. Agencies, Joint Ventures
25.1
25.2
26. Anti-competitive Arrangements
26.1
26.2
27. Intellectual Property Rights
27.1
27.2
27.3
27.4
27.5
27.6
27.7
27.8

28. Information Technology
28.1
28.2
28.3
(a)
(b)
28.4
28.5
28.6
29.7
28.8
28.9
28.10
29. Property
29.1
29.2
29.3
29.4
29.5
29.6
29.7
29.8
30. Particulars of Employees
30.1
30.2
30.3	See Attached Schedule 30.3 to this Disclosure Schedule for Company Bonus Model

30.4
31. Employee Benefits
31.1
31.2
31.3
3.14	See Attached Schedule 31.4 to this Disclosure Schedule for Company Pension Plans and Sick Insurance
32. Disputes and Collective Agreements
32.1
32.2
32.3
33. Insurance
34. Tax Warranties-General
34.1
34.2
34.3
34.4
34.5
34.6
34.7
34.8
35. Anti-avoidance
36. Social Security Contributions
37. Value Added Tax
37.1

37.2
38. Full Disclosure

SCHEDULE 9
 SHARE PURCHASE AGREEMENT

Minority Seller

By signing this Accession and Share Purchase Agreement (the “Agreement”), [DETAILS OF THE MINORITY SELLER, SUCH AS NAME, /PERSONAL IDENTIFICATION NUMBER], the “Minority Seller“ hereby agrees to transfer to KIT digital, Inc. (the “Purchaser”) all its shares in Kamera Content AB (the “Company”), subject to the Completion of the transaction contemplated in the share purchase agreement entered into by and among the Purchaser and the Majority Shareholders on May 19, 2008 (the “SPA”).

1.	Sale and Purchase of Shares

The Minority Seller agrees to sell all shares that it holds in the Company (in total [INSERT NUMBER] shares) (the “Sale Shares”) to the Purchaser on the following terms and conditions.

2.	Consideration and completion

Section 3.1 – 3.4 and 3.6 and Section 4 in the SPA, will apply to the transfer of the Sale Shares under this Agreement and are hereby incorporated by reference into this Agreement.

3.	Representations and Warranties

Subject to the qualifications and limitations set forth in this Agreement, the Minority Seller hereby warrants and represents as follows;

(i)
the Minority Seller has full power and authority to enter into this Agreement and each other document or instrument delivered in connection herewith and to carry out the transactions contemplated hereby;

(ii)
any documents or instruments executed by the Minority Seller or its lawful attorney in connection with this Agreement have been duly authorised and constitute binding obligations of, and are enforceable against, the Minority Seller in accordance with their respective terms,

(iii)
that it owns the Sale Shares set out next to its name in Schedule 1 Part C , and such Sale Shares have been validly issued and fully paid and will be free and clear of all charges, liens and other encumbrances at the Signing Date, and

(iv)
there are no outstanding obligations, warrants, options, pre-emptive rights or other agreements to which any of the Minority Sellers or the Company is a party or otherwise bound, providing for the issuance of any additional shares in the Company or for the purchase, repurchase, redemption or other acquisition of the Sale Shares in the Company.

(v)
There is no dispute concerning the title of the Minority Seller to the Sale Shares or its ability to sell the same and no other person has claimed to have title to the same or to be entitled to any interest therein. The Minority Seller is not engaged in any litigation, arbitration or other proceedings in any way relating to its title to the Sale Shares, and the Company has not received any application for the rectification of its register of members. To the best of the knowledge, information and belief of the Minority Seller, there are no circumstances likely to give rise to any of the matters referred to in this paragraph.

4.	Miscellaneous

4.1	The Minority Seller confirms that all amounts payable by the Purchaser shall be paid to Wistrand Advokatbyrå KB’s client account.

4.2	This Agreement shall be governed by and construed in accordance with Swedish law without regard to its rules on conflict of law.

4.3
The Parties will attempt in good faith to negotiate a settlement to any claim or dispute between them arising out of or in connection with this Agreement. If the matter is not resolved by negotiation within 20 days the Parties will refer the dispute to mediation in accordance with the Rules of the Mediation Institute of the Stockholm Chamber of Commerce (Mediation Rules). Where the dispute is not solved by mediation, within the period of time prescribed by the Mediation Rules, the dispute shall be finally settled by arbitration at the Arbitration Institute of the Stockholm Chamber of Commerce.

4.4	The arbitral tribunal shall be composed of three (3) arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

Place:
Date: 19 May, 2008

 ………………. (as the case may be), by power of attorney

SCHEDULE 10

EXISTING CLIENTS AND TURNOVER PER 1 APRIL2008
[THIS SCHEDULE SHALL BE FINALISED AS PER COMPLETION]
[The Vendors warrant the below list details all Customers retained by the Company per 1 April, 2008 and the turnover from each Customer:

CUSTOMERS THAT EXISTED AS OF APRIL 1, 2008

SEK 000s	Turnover April 07- March 08
20 Minuten	502
Aftonbladet	152
AP	1,302
Associated Northcliff	558
Austria Press Agentur	233
Axel Springer	313
Belga News Agency	170
CTK	167
Dagbladet	185
Dagens Nyheter	114
Ericsson SA	32
Expressen	778
Europapress	100
FTV	245
Geocell	672
Hjemmet	355
Hutchison 3G Austria	226
Irish Times	156
MktMedia	2,410
MSN	280
Next Media	64
O2 Gmbh	23
Onet	287
Orange UK	131
Oriental Press Group	172
Polkomtel	98
Popcorn	5
Simply Media	348
Singapore Press Holdings	114
Singapore Telecome Mobile	30
Smartone	466
StarnetOne	658
Tele2	923
Telefonica	5
Telenor Sverige	719
The Press Association	633

TV2 Interactive	496
UK Metro	138
Verdens Gang	734
Wirtualna	584
ZAO kommersant	60
Astro	127
Globe7	114
PGK	97
Celcom	1
IMImobile	8
I MP LTD	49
Starhub	2
Glamourfone	9
Guardian	78
Hello magazine	5
Iltalehti	14
Ritzau	72
Aftenposten	9
APCOM	33
Joost	1
Axill Europe	13
In the Box	73
Léquipe	32
Perform	24
Real	24
ROK	24
Roo Media	63
Six by Six	13
SNTV	264
Sportal Australia	13
Sportsplaza	14
Stryx	13
Virgin Media	18
Yahoo! Hong kong	13
Yonhap	95
16,953

SCHEDULE 11
PURCHASER’S DUE DILIGENCE REPORTS

APPENDIX A
FORM OF RESIGNATIONS

APPENDIX B
FORM EMPLOYMENT AGREEMENT
KEY PERSONNEL

APPENDIX C
POWER OF ATTORNEY